Exhibit 23.2

CONSENT OF

KPMG Austria GmbH Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

KPMG Austria GmbH Wirtschaftsprüfungs- und Steuerberatungsgesellschaft hereby consents to the incorporation by reference into this Registration Statement of its report dated March 6, 2018 relating to the December 31, 2017 financial statements of Oesterreichische Kontrollbank Aktiengesellschaft, which report appears in the Annual Report on Form 18-K for the year ended December 31, 2017 of Oesterreichische Kontrollbank Aktiengesellschaft and the Republic of Austria.

Vienna, Austria

Date: July 24, 2018

/S/ MAG. WILHELM KOVSCA
Name: Mag. Wilhelm Kovsca KPMG Austria GmbH Wirtschaftsprüfungs- und Steuerberatungsgesellschaft Vienna, Austria